Exhibit 3.1

AMENDED and RESTATED

CERTIFICATE OF INCORPORATION

OF

ECOL MERGER SUB, inc.

JEFFREY R. FEELER and Wayne R. Ipsen, certify that:

1.                  They are the President and Secretary of ECOL Merger Sub, Inc., a corporation duly incorporated under the laws of the State of Delaware pursuant to the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on June 19, 2019.

2.                  Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Certificate of Incorporation of this corporation, as amended or supplemented, is amended and restated to read as follows:

ARTICLE I

Name. The name of the Corporation is US Ecology Holdings, Inc.

ARTICLE II

Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

ARTICLE IV

Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of $0.01.

ARTICLE V

Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

ARTICLE VI

Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

Right to Amend. The Corporation reserves the right to amend any provision contained in this Amended and Restated Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

ARTICLE VIII

Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VIII shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Business Combinations with Interested Stockholders.  The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

3.                  This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware with the sole stockholder of this corporation acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

Dated: November 1, 2019

/s/ Jeffrey R. Feeler
Jeffrey R. Feeler, President

ATTEST:

/s/ Wayne R. Ipsen
Wayne R. Ipsen, Secretary

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